Exhibit 99.1

NEWS	Contact: Jeremy Thigpen (713) 346-7301

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO ANNOUNCES THE RETIREMENT OF DWIGHT W. RETTIG; CRAIG L. WEINSTOCK TO BE APPOINTED SENIOR VICE PRESIDENT, GENERAL COUNSEL

HOUSTON, TX, August 18, 2014 – National Oilwell Varco, Inc. (NYSE: NOV) announces that its Executive Vice President, General Counsel and Secretary, Dwight W. Rettig, plans to retire effective October 1, 2014, and that the Company has chosen Craig L. Weinstock as his successor.

Mr. Weinstock holds a B.A. from the State University of New York and a J.D. from Vanderbilt Law School. Before joining National Oilwell Varco, he practiced law at Locke Lord, LLP in Texas for 29 years counseling corporate boards and independent directors regarding governance, securities and compliance matters. While practicing with Locke Lord, Mr. Weinstock worked on behalf of National Oilwell Varco on a variety of matters. Since joining National Oilwell Varco in October 2013, Mr. Weinstock has served as National Oilwell Varco’s Vice President, Chief Compliance Officer and Vice President of Internal Audit.

Clay C. Williams, Chairman, President and Chief Executive Officer of National Oilwell Varco commented, “We are pleased to promote Craig as Dwight’s successor. Craig’s legal skills, expertise and leadership capabilities make him a natural choice for the role. We are confident that Craig will continue to build our strong, worldwide legal team and provide sound counsel and advice as he has for years.”

“We are grateful to Dwight for over two decades of extraordinary service and leadership. Dwight has many achievements at National Oilwell Varco. Dwight built an international legal department to serve the Company’s businesses around the world, including Africa, Brazil, China, Europe, the Middle East, Norway, Russia and Singapore. Dwight also played a critical role in dozens of acquisitions that resulted in National Oilwell Varco becoming an industry leader. Although we will miss Dwight, we are pleased he will soon have the opportunity to relax and spend more time with his family.”

Since joining the Company in the early 1990’s Mr. Rettig served in the legal department with increasing responsibility including General Counsel of the Company’s Distribution Services Group from 1998-1999, Vice President and General Counsel, Corporate Secretary and more recently, as Executive Vice President.

National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.

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